LAURENCE SOOKOCHOFF, P Eng.

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference of my report dated May 5, 2006 entitled “Geological Evaluation Report on the Royal Blue Claim”, in the Form SB-2 Registration Statement Amendment No. 1 to be filed by Centrus Ventures Inc. with the United States Securities and Exchange Commission.

Dated the 15th day of October, 2006

/s/ Laurence Sookochoff
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LAURENCE SOOKOCHOFF, PEng.